KPMG LLP

4200 Wells Fargo Center

90 South Seventh Street

Minneapolis, MN 55402

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 22, 2024, with respect to the financial statements and financial highlights of Davis Opportunity Fund, Davis Government Bond Fund, Davis Government Money Market Fund, Davis Financial Fund, Davis Appreciation & Income Fund, and Davis Real Estate Fund (each a series of Davis Series, Inc.), incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Third-Parties Receiving Portfolio Holdings Information” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Minneapolis, Minnesota

April 29, 2024